EXHIBIT 23.2



                      CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Impac Commercial Capital Corporation:

We consent to incorporation by reference in the registration statement (No. 333-333-62979) on Form S-8 of Impac Commercial Holdings, Inc. of our report dated February 3, 1999, relating to the consolidated balance sheet of Impac Commercial Capital Corporation as of December 31, 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Impac Commercial Holdings, Inc.




                                                     /S/ KPMG LLP
                                                     ------------


Orange County, California
March 29, 2000